Exhibit 10.16

Third Amendment to Industrial Lease

This Third Amendment to Industrial Lease (the “Amendment”) is made and entered into as of December     , 2010 (the “Amendment Date”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), with reference to the following facts.

Recitals

A. Landlord and Tenant have entered into that certain Industrial Lease dated as of September 24, 2009, as amended by that certain First Amendment to Lease Agreement dated as of May 19, 2010 and that certain Second Amendment to Lease Agreement dated August 13, 2010 (collectively, the “Lease”), for the leasing of certain premises consisting of approximately 22,267 square feet located at 960 Hamilton Avenue (formerly known as 1392 Hamilton Avenue), Menlo Park, California (the “ Premises”) as such Premises are more fully described in the Lease.

B. Landlord and Tenant now wish to amend the Lease to provide for, among other things, the extension of the Term of the Lease upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. Term: The Extended Term of the Lease, which is currently scheduled to expire on September 30, 2013 (the “Lease Expiration Date”), is hereby extended until December 31, 2015 (the “Revised Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The 27-month period from and after the Lease Expiration Date through the Revised Expiration Date shall hereinafter be referred to as the “Second Extended Term”.

3. Base Rent: Paragraphs 1.4 and 4 of the Lease are hereby modified to provide that as of the commencement of the Second Extended Term, the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Paragraphs 1.4 and 4 of the Lease shall be as follows:

Period	Monthly Base Rent
10/1/13 – 9/30/14	$34,064.45
10/1/14 – 9/30/15	$35,086.38
10/1/15 – 12/31/15	$36,138.97

4. Additional Lease Modifications: Landlord and Tenant agree that the Lease shall also be modified as follows:

a. In Paragraph 4.2(a)(vi), the following shall be added after the phrase “paragraph 8 below:” “(excluding the premiums and deductibles paid by Tenant to maintain the insurance coverage Tenant is required to maintain pursuant to Paragraph 8.2(a) below).”

b. In Subparagraph 4.2(e), the following shall be added as additional items not included within the term “Operating Expenses:” “(x) costs incurred because Landlord or another tenant actually violated the terms and conditions of any lease for premises within the Industrial Center or due to Landlord’s gross negligence or willful misconduct; (xi) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by any other tenant of the Industrial Center; (xii) costs associated with the investigation and/or remediation of Hazardous Substances (hereafter defined) present in, on or about any portion of the Industrial Center, unless such costs and expenses are the responsibility of Tenant as provided in Paragraph 6.2 hereof; (xiii) Landlord’s cost for the repairs and maintenance items set forth in the first (1st) sentence (and subject to the terms) of Paragraph 7.2; (xiv) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Industrial Center to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; or any costs included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (xv) the cost of correcting any building code or other code violations which were violations prior to the Commencement Date of this Lease; and (xvi) wages, salaries, or other compensation paid to any executive employees of Landlord above the grade of building manager.”

c. The following shall be inserted as Subparagraph 4.2(f):

“(f) After delivery to Landlord of at least thirty (30) days’ prior written notice, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Tenant may not compensate any such accountant on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant, its lawyers and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents, except as otherwise required by Applicable Requirements or court order. Landlord and Tenant each shall use its commercially reasonable efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such expenses.”

d. In Paragraph 5, the term “reasonable” shall be added in the fifth (5th) line of such paragraph, between the term “including” and “attorneys’.”

e. In Subparagraph 6.2(c), the term “reasonable” shall be added (i) in the fourth (4th) line of such subparagraph between the term “and” and “attorneys’” and (ii) in the ninth (9th) line of such subparagraph between the term “including” and “consultants.”

f. The following Paragraphs 6.7 and 6.8 shall be added to the Lease:

“6.7 Disclosure. The land described herein contains residual hazardous substances. Such condition renders the land and the Landlord, Tenant or other possessor of the land subject to requirements, restrictions, provisions, and liabilities contained in Chapter 6.5 and Chapter 6.8 of Division 20 of the Health and Safety Code, as same may be amended from time, and any successor statutes thereof. This statement is not a declaration that a hazard to public health, safety and welfare exists.

6.8 Landlord Indemnification. With respect to only those Hazardous Substances present on, in or under the Industrial Center as of the date of this Lease (the “Existing Hazardous Substances”), Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, reasonable attorneys’ and consultant fees and court costs), arising at any time during or after the Term of this Lease, to the extent arising from (1) any of the Existing Hazardous Substances and/or (2) the removal, investigation, monitoring or remediation of any of the Existing Hazardous Substances; provided, however, Landlord shall not indemnify, defend or hold Tenant harmless to the extent (x) Tenant or any of the Tenant Entities contributes to or has contributed to the presence of such Existing Hazardous Substances or Tenant and/or any of the Tenant Entities exacerbates the conditions caused by such Existing Hazardous Substances, or (y) Tenant and/or any of the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Existing Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Existing Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center. Landlord’s obligations under this Paragraph 6.8 shall survive the Expiration Date or earlier termination of this Lease.”

g. In Paragraph 6.4, the following shall be added in the fifth (5th) line after the term “Applicable Requirements”: “; provided, however, Tenant shall have the right to have a representative present during such inspections and such inspections shall occur upon not less than 48 hours notice during normal business hours. It is further agreed that Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency and in the case of emergency advance notice shall not be required, provided that Landlord agrees to use its commercially reasonable efforts to contact Tenant’s 24/7 security number (650-269-8434) to notify Tenant of the emergency. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations during any entry into the Premises.”

h. In Paragraph 6.6, the term “reasonable” shall be added in the tenth (10th) line between the term “limitation,” and “attorneys’.”

i. In Paragraph 7.2, (i) the phrase “floors and of the” shall be added in the fourth (4th) line thereof between the phrase “structure of the” and “exterior walls,” and (ii) the following shall be inserted after the phrase “outside of the Premises” in the sixth (6th) line thereof: “(including, without limitation, fire protection services and plumbing, mechanical (including HVAC) and electrical systems serving the

Building but excluding the plumbing, mechanical and electrical systems exclusively serving the Premises), and the parking areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs and lighting systems in the Common Areas.”

j. In Subparagraph 8.2(d), the phrase “or material change” shall be deleted.

k. In Paragraph 8.5, the following shall be inserted at the beginning of such paragraph: “Except to the extent caused by the gross active or gross passive negligence or willful misconduct of Landlord or any Landlord Entity,”. Also the term “reasonable” shall be added in the second (2nd) line of such Paragraph 8.5, between the term “and” and “attorneys’.”

l. In Paragraph 8.6, the phrase “or any Landlord Entity” shall be added in the second (2nd) line of such Paragraph 8.6, between the term “Landlord,” and “neither.”

m. Paragraph 9.1 of the Lease is hereby deleted and the following substituted therefor:

“9.1 Termination Right. Tenant shall give Landlord immediate written notice of any damage to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding one hundred eighty (180) consecutive days with the conduct by Tenant of its business at the Premises (provided, up to an additional sixty (60) days shall be added to such one hundred eighty (180) consecutive day period to account for time Landlord may require to obtain permits for such repairs), then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Within forty five (45) days following the occurrence of such damage, Landlord shall inform Tenant in writing of Landlord’s estimate of the time required to complete repairs to the Premises. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord and any applicable deductible or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after the date of notice to Tenant of any such event. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.”

n. In Paragraph 10.2, the term “reasonable” shall be added in the seventh (7th) line thereof after the term “including” and before the term “attorneys’.”

o. In Paragraph 12.2, in the second (2nd) and fourth (4th) sentences thereof, the phrase “thirty (30) days” shall be deleted and the phrase “fifteen (15) business days” substituted therefor.

p. In Paragraph 12.3, subparagraphs (h) and (k) shall be deleted and subparagraph “(i)” shall be relabeled “(h)”; subparagraph “(j)” shall be relabeled “(i)” and subparagraph “(l)” shall be relabeled “(j).”

q. In Paragraph 13.3, (i) the number “4” shall be deleted and the number “5” substituted therefor and (ii) the following phrase shall be added at the end of the third (3rd) sentence thereof: “; provided, however, the foregoing late charge shall not be applicable to the first (1st) instance of late payment of Rent by Tenant until three (3) business days after written notice to Tenant of such late payment”.

r. In Paragraph 14, the following shall be added at the end of the third (3rd) sentence thereof: “and Landlord shall, if necessary, promptly proceed to restore the Premises or the Building, as applicable, to substantially its same condition prior to such partial condemnation, allowing for the reasonable effects of such partial condemnation, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of such partial condemnation and restoration. Landlord shall not be required to spend funds for restoration in excess of the amount received by Landlord as compensation awarded.”

s. In Paragraph 15.2, the following shall be added as a new sentence at the end of such Paragraph 15.2: “Tenant shall not be required to deliver such financial statements to Landlord so long as Tenant is a publicly-held company whose stock is listed on a national exchange.”

t. In Paragraph 16.9, the term “reasonable” shall be added in the last sentence of such Paragraph 16.9 before the term “attorneys’.”

u. In Paragraph 16.13, the term “reasonable” shall be added in the third (3rd) sentence thereof before the term “attorneys’.”

v. In Paragraph 16.14, the following phrase shall be added at the beginning of such Paragraph 16.14: “Subject to the terms of Paragraph 6.4 above.”

w. In Subparagraph 16.18(a) the following shall be inserted at the beginning thereof: “Subject to the nondisturbance provisions of subparagraph 16.18(c),”.

x. In Subparagraph 16.18(c), the following phrase shall be inserted following the phrase “With respect to a Mortgage entered into by Landlord after the execution of this Lease,”: “and to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof,”.

y. In Paragraph 16.29, the following shall be inserted at the end of the second (2nd) sentence of such Paragraph 16.29: “; provided, such Renovations shall not unreasonably interfere with Tenant’s access to the Premises or access to the parking areas.”

z. In Paragraph 16.32, the following phrase shall be deleted from the tenth (10th) line of such Paragraph 16.32: “(a) remove or materially modify the Cubicles and Equipment or (b)”.

aa. In Exhibit E, the following shall be added at the end of number 10: “, which permission shall not be unreasonably withheld, conditioned or delayed.”

5. Termination Option: Landlord and Tenant agree that the Termination Option described and defined in Paragraph 16.31 of the Lease is null and void and of no further force or effect.

6. Option to Extend: Tenant shall have two (2) options to extend the Term of the Lease, as more particularly provided in Addendum 1 attached hereto and incorporated herein by this reference.

7. Condition of the Premises: Tenant acknowledges and agrees that its possession of the Premises after the Amendment Date, is a continuation of Tenant’s possession of the Premises under the Lease. Tenant is familiar with the condition of the Premises, and agrees to accept the Premises in their existing condition “AS IS”, without any obligation of Landlord to remodel, improve or alter the Premises, to perform any other construction or work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance.

8. Brokers: Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment whose commission shall be payable by Landlord, except Cornish & Carey Commercial and Cassidy Turley BT Commercial (collectively, “Brokers”). If Tenant has dealt with any person, real estate broker or agent with respect to this Amendment other than Brokers, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any claims, judgments, damages, costs, expenses, and liabilities with respect thereto, including attorneys’ fees and costs.

9. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

10. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

11. Authority: Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

12. Incorporation: The terms and provisions of the Lease are hereby incorporated in this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LANDLORD

AMB PROPERTY, L.P.,
a Delaware limited partnership

By:	AMB PROPERTY CORPORATION,
a Maryland corporation, its general partner

By:	/s/ Mark Hansen

Name:	Mark Hansen

Its:	Sr Vice President

Date:	12.29.10

TENANT

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.,
a Delaware corporation, dba Pac Bio, Inc.

By:	/s/ Susan Barnes

Name: Susan Barnes
Its:	Executive Vice President and Chief Financial Officer

Date:	12.29.10

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Addendum 1

Options to Extend

This Addendum 1 (the “Addendum”) is incorporated as a part of that certain Third Amendment to Industrial Lease dated December     , 2010 (the “Amendment”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Pacific Biosciences of California, Inc., a Delaware corporation dba Pac Bio, Inc. (“Tenant”), for the leasing of those certain premises commonly known as 960 Hamilton Avenue (formerly known as 1392 Hamilton Avenue), Menlo Park, California. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Amendment.

1. Grant of Extension Options. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an Option (individually, an “Option” and collectively, the “Options”) to extend the Second Extended Term of the Lease for two (2) consecutive five (5) year periods (individually, an “Option Extended Term” and collectively, “Option Extended Terms”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise an Option (the “Option Notice”). If Landlord does not receive an Option Notice from Tenant on a date which is neither more than three hundred sixty five (365) days nor less than two hundred twenty five (225) days prior to the end of the Second Extended Term or first Option Extended Term, as applicable, all rights under the applicable Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of the first Option, subject to the provisions, limitations and conditions set forth in this Addendum, the Second Extended Term of the Lease shall be extended for the first Option Extended Term and upon the proper exercise of the second Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the first Option Extended Term shall be extended for the second Option Extended Term; provided, Tenant shall have no right to exercise the Option for the second Option Extended Term if Tenant failed to properly exercise the Option for the first Option Extended Term.

3. Determination of the Option Rent.

A. The Base Rent payable for each month during each Option Extended Term shall be set at ninety-five percent (95%) of the then-prevailing fair market rental rate (the “Prevailing Rental Rate”) for renewals of space of equivalent quality, type, size and location in comparable R&D buildings in Menlo Park, with the length of the applicable Option Extended Term, the then credit standing of Tenant, tenant improvement allowances then being granted in the marketplace and other market rent concessions then being offered in the marketplace to be taken into account. The Prevailing Rental Rate shall include the periodic rental increases, if any, that would be included for space leased for the period the Premises will be covered by the Lease. As used herein, “then-prevailing” shall mean the time period which is six (6) months prior to the commencement of the applicable Option Extended Term and not the commencement date of the applicable Option Extended Term. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of Landlord’s determination of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, time being of the essence with respect thereto, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate.

B. If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, Tenant’s written notice shall include Tenant’s own determination of the Prevailing Rental Rate. If Tenant does not deliver any written notice to Landlord within ten (10) days after receipt of Landlord’s notice of the Prevailing Rental Rate, Tenant shall be deemed to have withdrawn its exercise of its rights under this Addendum, whereupon Tenant’s rights under this Addendum shall be null and void and of no further force or effect. If Tenant and Landlord disagree on the Prevailing Rental Rate, then Landlord and Tenant shall attempt in good faith to agree upon the Prevailing Rental Rate. If by that date which is four (4) months prior to the commencement of the applicable Option Extended Term (the “Option Trigger Date”), Landlord and Tenant have not agreed in writing as to the Prevailing Rental Rate, the parties shall determine the Prevailing Rental Rate in accordance with the procedure set forth in Paragraph C below.

C. If Landlord and Tenant are unable to reach agreement on the Prevailing Rental Rate by the Option Trigger Date, then within ten (10) days of the applicable Option Trigger Date, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Prevailing Rental Rate. If either Landlord or Tenant fails to propose a Prevailing Rental Rate, then the Prevailing Rental Rate proposed by the other party shall prevail. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Prevailing Rental Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with the remainder of this Paragraph C. Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator a licensed real estate broker with at least ten (10) years of experience leasing premises in Class A office buildings in Central San Mateo County (a “Qualified Arbitrator”). If the parties cannot agree on a Qualified Arbitrator, then within a second period of seven (7) days, each shall select a Qualified Arbitrator and within ten (10) days thereafter the two appointed Qualified Arbitrators shall select a third Qualified Arbitrator (which third Qualified Arbitrator shall not previously have represented either party hereto) and the third Qualified Arbitrator shall be the sole arbitrator (the “Sole Arbitrator”). If one party shall fail to select a Qualified Arbitrator within the second seven (7)-day period, then the Qualified Arbitrator chosen by the other party shall be the Sole Arbitrator. Within thirty (30) days after submission of the matter to the Sole Arbitrator, the Sole Arbitrator shall determine the Prevailing Rental Rate by choosing whichever of the estimates submitted by

Addendum 1, Page 1

Landlord and Tenant the Sole Arbitrator judges to be more accurate. The Sole Arbitrator shall notify Landlord and Tenant of his or her decision, which shall be final and binding. If the Sole Arbitrator believes that expert advice would materially assist him or her, the Sole Arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator selected by each party shall be borne by that party. The fees of the Sole Arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Sole Arbitrator, shall be shared equally by Landlord and Tenant.

D. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, or following resolution of the Prevailing Rental Rate via mutual agreement or via arbitration, whichever shall be applicable, then, on or before the commencement date of the applicable Option Extended Term, Landlord and Tenant shall execute an amendment to this Lease prepared by Landlord extending the Term on the same terms provided in this Lease, except as follows:

(i) Base Rent shall be adjusted to ninety-five percent (95%) of the Prevailing Rental Rate (which shall be the rental rate set forth in Landlord’s determination of the Prevailing Rental Rate, the rental rate determined by mutual agreement or the Prevailing Rental Rate determined by arbitration, as the case may be, but in no event less than the Base Rent payable by Tenant immediately prior to the expiration of the Second Extended Term of this Lease with respect to the first Option Extended Term and in no event less than the Base Rent payable by Tenant immediately prior to the expiration of the first Option Extended Term with respect to the second Option Extended Term);

(ii) Tenant shall have no further renewal Option (except as expressly set forth in this Addendum 1) unless expressly granted by Landlord in writing; and

(iii) Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., improvement allowance) or other tenant inducements, or pay any leasing commissions.

E. Tenant’s rights under this Addendum shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its Option under this Addendum, time being of the essence with respect to Tenant’s exercise thereof. Tenant shall have no other rights to extend the Term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.

4. Condition of Premises for the Option Extended Terms. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises. Tenant shall not be responsible for brokerage commissions payable to a broker procured or hired by Tenant in connection with the Option if Landlord has agreed in writing to pay such commission.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default at any time during the Second Extended Term or first Option Extended Term, as applicable, of the Lease, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (3) Tenant’s financial condition is unacceptable to Landlord at the time the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.

Addendum 1, Page 2